EXHIBIT 99

FOR IMMEDIATE RELEASE

NEWS RELEASE

Triad Guaranty Inc.

NASDAQ Symbol: TGIC

www.triadguaranty.com

Contact:	Ken Jones
Senior Vice President, Chief Financial Officer
800-451-4872 ext.1105
kjones@tgic.com

TRIAD GUARANTY INC. REPORTS EARNINGS

OF $15.3 MILLION FOR THE SECOND QUARTER

WINSTON-SALEM, N.C., July 25, 2007-- Triad Guaranty Inc. (NASDAQ: TGIC) today reported net income for the quarter ended June 30, 2007 of $15.3 million compared with $19.6 million for the same quarter a year ago, a decline of 22%. Diluted earnings per share were $1.02 for the second quarter of 2007 compared with $1.31 for the second quarter of 2006, a decrease of 22%. Realized investment gains, net of taxes, increased diluted earnings per share by $0.05 in the second quarter of 2007 compared to $0.03 per share in the same quarter of 2006.

Net income for the six months ended June 30, 2007 was $32.6 million compared to $38.1 million for the same period in 2006. Diluted earnings per share were $2.18 for the first six months of 2007 compared to $2.56 for the same period last year. Realized investment gains, net of taxes, contributed $0.08 per share for the first six months of 2007 compared to $0.07 per share for the six months ended June 30, 2006.

Mark K. Tonnesen, President and Chief Executive Officer, said, “Our financial results for the quarter are a function of the trends in the housing and mortgage markets. Increases in defaults and foreclosures coupled with generally flat to declining home prices have led us to substantially increase our reserves since the fourth quarter of 2006, and our second quarter results reflect a continuation of this trend. While we have felt the impact across the board geographically, both California and Florida were significant contributors to the reserve increase this quarter due to an increasing default rate and the higher average loan size of our insured loans in those states. Additionally, while it is too early to predict the ultimate performance, the 2006 book has experienced defaults at a faster pace when compared to earlier vintage years.”

Mr. Tonnesen continued, “Our top line growth in both new insurance written and premiums is reflective of the market changes that have improved the competitive position of mortgage insurance. Nonetheless, the remainder of 2007 will be pursued cautiously with the focus on loan quality. We will focus our marketing efforts on increasing the number of lender partners with which we do business. Our efforts in Canada continue to be going well, although, we do not anticipate a meaningful amount of revenue from Canada until 2008.”

Total insurance in force reached $66.4 billion at June 30, 2007 compared with $50.8 billion a year ago. Insurance in force included Primary of $42.7 billion and Modified Pool of $23.7 billion at June 30, 2007, compared with $30.8 billion and $20.0 billion, respectively, a year earlier. New insurance written during the second quarter of 2007 totaled $8.2 billion compared with $5.9 billion written in the second quarter of 2006. Primary new insurance written for the second quarter of 2007 was $6.8 billion compared to $2.9 billion in the second quarter of 2006. New insurance written from Modified Pool transactions totaled $1.4 billion in the second quarter of 2007 compared with $3.0 billion for the same period of 2006. The underlying volume of bulk transactions comprising both Primary and Modified Pool business may fluctuate significantly from quarter to quarter.

Earned premiums for the second quarter of 2007 were $69.7 million, an increase of 38% over the same period a year ago and up 9% from the first quarter of 2007. The recent increase in earned premiums was principally due to growth in Primary and to a lesser extent due to the growth in Modified Pool insurance in force. Annual persistency on the Primary business was 78% at June 30, 2007 compared with 73% a year earlier.

Incurred losses for the second quarter were $41.9 million, up 29% from the first quarter of 2007 and more than double the second quarter of 2006 amount of $17.3 million. Total paid claims for the second quarter of 2007 were $18.1 million, up slightly from $17.7 million in the first quarter of 2007, and up 25% from $14.4 million in the second quarter of 2006. Average severity on Primary paid claims was $30,900 in the second quarter of 2007, down slightly from $31,300 in the first quarter of 2007 and up 20% from $25,800 in the second quarter of 2006. The average severity on Modified Pool claims paid during the second quarter was $26,600 compared to $23,700 in the first quarter of 2007 and $19,400 reported in the second quarter a year ago. Total defaults at June 30, 2007 were 9,853, up from 8,998 at March 31, 2007 and up substantially from 6,945 reported at June 30, 2006. The Primary delinquency rate was 2.30% at June 30, 2007 compared with 2.35% at March 31, 2007 and 2.31% at June 30, 2006. The slight decline in the Primary delinquency rate reflects the strong growth of unseasoned insurance in force during the last twelve months. The Modified Pool delinquency rate was 3.44% at June 30, 2007 compared with 2.93% and 1.81% at March 31, 2007 and June 30, 2006, respectively.

The Company’s loss ratio was 60.1% for the second quarter compared to 44.7% for the full year 2006. The Company’s expense ratio was 21.9% for the second quarter of 2007 compared to 24.6% for all of 2006.

Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the Company’s web site at http://www.triadguaranty.com

Diluted realized investment gains/(losses) per share, net of taxes is a non-GAAP measure. We believe this is relevant and useful information to investors because, except for losses on impaired securities, it shows the effect that the Company’s discretionary sale of investments had on earnings. This document may contain forward-looking statements that involve various risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Attention is directed to the discussion of risk and uncertainties as part of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995 contained in the Company’s most recent annual report, Form 10-K and other reports filed with the Securities and Exchange Commission.

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(Relevant Triad Guaranty Inc. financial statistics follow this news release.)